Exhibit 99.1

CVR PARTNERS REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

INCREASES DISTRIBUTION GUIDANCE FOR 12 MONTHS ENDING MARCH 31, 2012

PROVIDES INITIAL CALENDAR YEAR 2012 GUIDANCE

SUGAR LAND, Texas (Feb. 22, 2012) — CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced fourth quarter 2011 net income of $41.2 million, or 56 cents per fully diluted common unit, on net sales of $87.6 million, compared to a $6.2 million net loss on net sales of $39.4 million for the fourth quarter a year earlier.

Adjusted EBITDA, a non-GAAP measure, was $48.4 million for the fourth quarter of 2011 compared to $7.5 million in the fourth quarter of 2010 (see footnote 5 in accompanying tables).

Full year 2011 net income was $132.4 million, or $1.48 per fully diluted common unit, on net sales of $302.9 million compared to $33.3 million of net income on net sales of $180.5 million for 2010.

Adjusted EBITDA for 2011 was $162.6 million compared to $52.6 million for the previous year.

“2011 was an outstanding year operationally and financially,” said Byron Kelley, president and chief executive officer. “The facility’s production reliability rates collectively over the full year were the highest achieved since the plant opened more than 10 years ago, which is a testament to the outstanding efforts of our employees.

“This high level of reliability combined with the best financial results in the company’s history places us in a solid position moving forward,” Kelley said.

Operations

For the fourth quarter 2011, average realized plant gate prices for ammonia and UAN were $606 per ton and $334 per ton respectively, compared to $491 per ton and $171 per ton respectively for the equivalent period in 2010. For the full year 2011, average realized plant gate prices for ammonia and UAN were $579 per ton and $284 per ton respectively, compared to $361 per ton and $179 per ton respectively for full year 2010.

CVR Partners produced 100,800 tons of ammonia during the fourth quarter of 2011, of which 27,500 net tons were available for sale while the rest was upgraded to 178,300 tons of more highly valued UAN. In the 2010 fourth quarter, the plant produced 69,900 tons of ammonia with 37,700 net tons available for sale with the remainder upgraded to 77,800 tons of UAN.

For full year 2011, CVR Partners produced 411,200 tons of ammonia, of which 116,800 net tons were available for sale while the rest was upgraded to 714,100 tons of UAN. In 2010, the company produced 392,700 tons of ammonia, of which 155,600 net tons were available for sale while the remaining was upgraded to 578,300 tons of UAN.

On-stream factors during the fourth quarter were 97.6 percent for the gasifiers, 97.1 percent for the ammonia synthesis loop, and 94.1 percent for the UAN conversion facility. For full year 2011, on-stream factors were 99.0 percent for the gasifiers, 97.7 percent for the ammonia synthesis loop, and 95.5 percent for the UAN conversion facility.

Distributions and Guidance

On Jan. 26, 2012, CVR Partners announced its fourth quarter distribution based on available cash of 58.8 cents per common unit which was paid on Feb. 14, 2012, to unitholders of record on Feb. 7, 2012. The company has distributed approximately $1.57 per common unit since its IPO in March 2011. CVR Partners said it is raising its previous distributions guidance from $1.92 per common unit to $2.00 to $2.05 per common unit for the 12 months ending March 31, 2012.

“We are pleased to increase our guidance, which is reflective of the outstanding performance of the last three quarters of 2011 and our expectations for the 2012 first quarter,” said Kelley. “Although we have seen a number of market factors that have tempered commodity pricing in relation to those late last year, in a historical context we continue to see very good prices for the first half of 2012.

“Combined with an ongoing focus on driving operational reliability and prudent cost control, we anticipate 2012 will be another good year for CVR Partners,” said Kelley.

For calendar year 2012, the company’s guidance range for distributions is $1.50 to $1.75 per common unit. Included in this guidance is an approximate 25 cent negative impact per common unit associated with the company’s biannual turnaround operation currently scheduled for the 2012 fourth quarter. Normalized for the turnaround, the distribution range would be approximately $1.75 to $2 per common unit.

“As we look beyond 2012, the macro-fundamentals of our business remain solid,” Kelley said. “Continued population growth, evolution to more protein-rich diets, and increased bio-fuel consumption indicate strong fertilizer demand over the long-term. Add to this the significant value created beginning in 2013 from our current UAN expansion project and the other strategic initiatives we are pursuing, we believe we are well positioned to successfully grow our business well into the future.”

# # #

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Prospectus dated April 7, 2011, and filed with the SEC on April 11, 2011, and other filings with the SEC. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Partnership undertakes no duty to update its forward-looking statements.

About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:	Media Relations:
Wes Harris	Angie Dasbach
CVR Partners, LP	CVR Partners, LP
281-207-3490	913-982-0482
InvestorRelations@CVRPartners.com	MediaRelations@CVRPartners.com

CVR Partners, LP

The following tables summarize financial data and key operating statistics for CVR Partners, LP (the “Partnership”) for the three and twelve months ended December 31, 2011 and 2010. Select balance sheet data is as of December 31, 2011 and December 31, 2010.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in millions)
	(unaudited)		(unaudited)
Consolidated Statement of Operations data:
Net sales†	$87.6	$39.4	$302.9	$180.5
Cost of product sold — Affiliates*	3.7	0.7	11.7	5.8
Cost of product sold — Third parties*	10.7	5.9	30.8	28.5
Direct operating expense — Affiliates*	0.1	0.9	1.2	2.3
Direct operating expense — Third parties*	21.0	25.1	85.3	84.4
Insurance recovery — business interruption	—	—	(3.4)	—
Selling, general and administrative expenses — Affiliates	3.4	9.9	16.5	16.7
Selling, general and administrative expenses — Third parties	1.2	2.0	5.7	3.9
Depreciation and amortization	4.9	4.6	18.9	18.5

Operating income	$42.6	$(9.7)	$136.2	$20.4
Interest expense and other financing costs	(1.4)	—	(4.0)	—
Interest income	—	3.5	—	13.1
Other income (expense), net	—	—	0.2	(0.2)

Income before income tax expense	$41.2	$(6.2)	$132.4	$33.3
Income tax expense	—	—	—	—

Net income	$41.2	$(6.2)	$132.4	$33.3

* Amounts shown are exclusive of depreciation and amortization.

Net income subsequent to initial public offering	$41.2		$108.4
Net income per common unit — basic**	$0.56		$1.48
Net income per common unit — diluted**	$0.56		$1.48

Weighted average, number of common units outstanding (in thousands):
Basic	73,020		73,008
Diluted	73,088		73,073

**	Reflective of net income per common unit since closing the Partnership’s initial public offering on April 13, 2011. The Partnership has omitted net income per unit for the periods in 2010 because the Partnership operated under a different capital structure prior to the closing of the Offering and, as a result, the per unit data would not be meaningful to investors.

†	Below are the components of Net sales:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Reconciliation to net sales (dollars in millions):

Sales net plant gate	$79.3	$36.9	$266.6	$163.4
Freight in revenue	5.9	2.4	22.1	17.0
Hydrogen revenue	2.4	0.1	14.2	0.1

Total net sales	$87.6	$39.4	$302.9	$180.5

	As of December 31,	As of December 31,
	2011	2010
	(in millions)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$237.0	$42.7
Working capital	229.4	27.1
Total assets	659.3	452.2
Total debt	125.0	—
Partners’ capital	489.5	402.2

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in millions)
	(unaudited)		(unaudited)
Other Financial Data:
Cash flows provided by operating activities	$31.9	$19.3	$139.8	$75.9
Cash flows used in investing activities	(8.6)	(5.2)	(16.4)	(9.0)
Cash flows provided by (used in) financing activities	(41.9)	(0.1)	70.8	(29.6)

Net cash flow	$(18.6)	$14.0	$194.2	$37.3

Capital expenditures	$8.6	$6.3	$19.1	$10.1

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	100.8	69.9	411.2	392.7
Ammonia (net available for sale) (1)	27.5	37.7	116.8	155.6
UAN	178.3	77.8	714.1	578.3

Petroleum coke consumed (thousand tons)	126.3	84.5	517.3	436.3
Petroleum coke (cost per ton)	$42	$8	$33	$17

Sales (thousand tons):
Ammonia	29.3	49.4	112.8	164.7
UAN	184.6	73.8	709.3	580.7

Total sales	213.9	123.2	822.1	745.4

Product pricing plant gate (dollars per ton) (2):
Ammonia	$606	$491	$579	$361
UAN	$334	$171	$284	$179

On-stream factors (3):
Gasification	97.6%	68.8%	99.0%	89.0%
Ammonia	97.1%	67.3%	97.7%	87.7%
UAN	94.1%	47.1%	95.5%	80.8%

Market Indicators:
Ammonia — Southern Plains (dollars per ton)	$651	$606	$619	$437
UAN — Mid Cornbelt (dollars per ton)	$400	$331	$379	$266

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in millions)
	(unaudited)		(unaudited)
Non-GAAP Measures:

Reconciliation of Net income to Adjusted net income and to Adjusted EBITDA:
Net Income	$41.2	$(6.2)	$132.4	$33.3
Adjustments:
Share-based compensation	0.9	7.7	7.3	9.0
Major scheduled turnaround expense	—	3.5	—	3.5
Loss on disposition of assets	—	1.4	—	1.4

Adjusted net income (4)	$42.1	$6.4	$139.7	$47.2
Depreciation and amortization	4.9	4.6	18.9	18.5
Interest (income) expense	1.4	(3.5)	4.0	(13.1)

Adjusted EBITDA (5)	$48.4	$7.5	$162.6	$52.6

Three Months Ended December 31, 2011
(in millions, except per unit amount)
(unaudited)
Reconciliation of Cash flows from operations to Available cash for distribution
Cash flows from operations	$31.9

Adjustments:
Plus: Deferred revenue balance at September 30, 2011	20.6
Less: Deferred revenue balance at December 31, 2011	(9.0)
Less: Maintenance capital expenditures	(0.6)

Available cash for distribution (6)	$42.9

Available cash for distribution, per unit	$0.588

Common units outstanding	73,031

(1)	Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)	Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(3)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. The on-stream factors would have been 97.6% for gasifier, 97.1% for ammonia, and 94.1% for UAN for three months ended December 31, 2011 and 99.2% for gasifier, 98.0% for ammonia, and 95.7% for UAN for twelve months ended December 31, 2011, as adjusted to exclude the impact of a Linde air separation unit outage. Excluding the impact of the Linde air separation unit outage, the rupture of a high pressure UAN vessel and the major scheduled turnaround, the on-stream factors would have been 96.5% for gasifier, 95.3% for ammonia, and 99.4% for UAN for three months ended December 31, 2010 and 97.6% for gasifier, 96.8% for ammonia, and 96.1% for UAN for twelve months ended December 31, 2010.

(4)	Adjusted net income is defined as net income adjusted for the impact of share-based compensation, major scheduled turnaround expenses and loss on disposition of assets which are items that management believes are needed in order to evaluate results in a more comparative analysis from period to period. Adjusted net income is not a recognized term under GAAP and should not be substituted for net income as a measure of our performance but rather should be utilized as a supplemental measure of financial performance in evaluating our business. Management believes that adjusted net income provides relevant and useful information that enables external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(5)	Adjusted EBITDA is defined as net income before income tax expense, net interest (income) expense, depreciation and amortization expense and the impact of share-based compensation, major scheduled turnaround expenses and loss on disposition of assets which are items that management believes affect the comparability of operating results. Adjusted EBITDA is not a recognized term under GAAP and should not be substituted for net income as a measure of performance but should be utilized as a supplemental measure of performance in evaluating our business. Management believes that adjusted EBITDA provides relevant and useful information that enables external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to better understand and evaluate our ongoing operating results and allows for greater transparency in the review of our overall financial, operational and economic performance.

(6)	The Partnership announced a cash distribution of 58.8 cents per common unit for the fourth quarter of 2011. The distribution was based on the Partnership’s available cash, which is generally equal to cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate. The Partnership also retains cash on hand associated with prepaid sales at each quarter end for future distributions to common unitholders based upon the recognition into income of the prepaid sales. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Available cash is not a recognized term under GAAP. Amounts derived in the calculation are derived from amounts separately presented in our consolidated financial statements; with the exception of maintenance capital expenditures. The measure most directly comparable to available cash is operating cash flow for which we have reconciled to in this release. Available cash should not be considered in isolation or as an alternative to net income or operating income. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities.

Use of Non-GAAP Financial Measures

To supplement the actual results in accordance with GAAP for the applicable periods, the Partnership also uses non-GAAP measures as discussed above, which are adjusted for GAAP-based results. The use of non-GAAP adjustments are not in accordance with or an alternative for GAAP. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.